Exhibit 4.(b).1

CONFIDENTIAL TREATMENT REQUESTED

Any text removed pursuant to the company's confidential treatment request has been separately submitted to the U.S. Securities and Exchange Commission and is marked [***] herein.

Addendum to Lease Agreements from November 1, 2002 and Lease Agreements in Beit Ofek

Signed in ____ on the ___ day of December 2009

Between

Mivnei Ta'asiya Company Ltd
Private Company No. 52-002412-6
11 Hamenofim Street Herziliya Pituach
(hereinafter: "the Leasor")

And

Partner Communications Company Ltd.
Public Company No. 52-004431-4
8 Amal Street Rosh Ha'ayin
(hereinafter: "the Leasee")

Whereas	the Leasor is the leaseholder from the Israel Land Administration of the plot and buildings that are in the industrial zone of Rosh Ha'ayin, known as bloc 8863 plots 527-530 (hereinfter: "the Land");

Whereas
the Parties entered into a lease agreement on November 1, 2002 (hereinafter: the Partner Lease Agreements 1 and 3 ") according to which the Leasor leased to the Leasee two buildings built on plots 529 and 530 of the Land (hereafter: "Buildings 1 and 3");

Whereas
the Parties have from time to time entered into additional lease agreements (hereinafter: the Beit Ofek Lease Agreement") according to which the Leasor leased to the Leasee leased areas (hereinafter: "Beit Ofek");

Whereas
in accordance with the Partner Lease Agreements 1 and 3 the Leasee has the right to terminate the lease term on May 31, 2012 and in accordance with the Beit Ofek Lease Agreement, the lease term will terminate on different dates;

Whereas
the Parties wish to change the lease term in Buildings 1 and 3 and in Beit Ofek so that the lease term will terminate on the same date and to change some of the terms of the Partner Lease Agreements 1 and 3 and the Beit Ofek Lease Agreement, as set forth in this Addendum;

Therefore the Parties agree as follows:

1.	The preamble to this Addendum is an integral part of it. This Addendum is an integral part of the Partner Lease Agreements 1 and 3 and the Beit Ofek Lease Agreement.

2.
Notwithstanding the mentioned in the Partner Lease Agreements 1 and 3 and in all the Beit Ofek lease agreements and/or anywhere else, as of January 1, 2010 the provisions set forth in this Addendum shall apply to the two lease properties, meaning buildings 1 and 3 and all leased areas in Beit Ofek (hereinafter: "the Two Leased Properties").

3.	The lease term for the Two Leased Properties, shall be limited to a period of 7 years as of January 1, 2010 so that it will terminated on December 31, 2016 (hereinafter: "the New Lease Period").

4.
During the New Lease Period the lease fee for Beit Ofek will equal the lease fee per square meter that will be paid for Buildings 1 and 3 and shall be [***] per square meter (according to an area calculation in all the buildings of a total of 57,362 square meters).

5.
Despite the mentioned in section 15.5 of the Partner Lease Agreements 1 and 3, as of the New Lease Period, in accordance with the Leasee's request, the Leasor shall make available to the Leasee a sum equal to the multiplication of [***] for every square meter in the Two Leased Properties, that will be used as an improvement budget to renovate and/or improve the suitability work as defined in the Partner Lease Agreements 1 and 3 (hereinafter: "Improvement Budget"). The Improvement Budget shall be granted to the Leasee, as of May 1, 2012, in accordance with the Leasee's request. The Leasee shall have the right to receive the entire Improvement Budget or a portion of it, at the Leasee's discretion.

6.
In addition to the Improvement Budget, in accordance with the Leasee's request, as of May 1, 2012, the Leasor will make available to the Leasee an amount of [***] for the purpose of renovating the facades of the Two Leased Properties. Renovation of the facades shall be done in coordination with the Leasor however this section does not obligate the Leasor to renovate the facades of the buildings and the matter shall be at the Leasor's sole discretion. It is clarified that this amount shall not be included in the Improvement Budget for which a partial return will be made by the Leasee if he exercises his right to shorten the lease term, as set forth in section 7.

7.
Despite the mentioned in section 3 to this Addendum and/or anywhere else, the Leasee shall have the right to terminate the New Lease Period that in accordance with this Addendum shall be an early termination so that the lease period will terminate at the end of 5 years from the commencement of the New Lease Period, meaning on December 31, 2014, as long as the Leasee gives prior written notice of at least 180 days regarding his wish to terminate early the said New Lease Period (hereinafter: "Early Termination Notice"). If said Early Termination Notice is given, the lease period shall terminate on the early termination date as set forth above, and the Leasor shall have no claim and/or requirement and/or demand regarding the early termination of the agreement.

8.
It is hereby agreed that the Leasee shall be allowed to give an Early Termination Notice regarding the Two Leased Properties or regarding Beit Ofek together with one of the lease properties in the Partner Lease Agreements 1 and 3 in accordance with the Leasee's discretion.  In case the Leasee gives an Early Termination Notice regarding Beit Ofek and one of the properties in the Partner Lease Agreements 1 and 3 as set forth above, the provisions of the Partner Lease Agreements 1 and 3 shall apply regarding splitting the lease.

9.
If the Leasee shall bring forward the termination of the New Lease Agreement as set forth in section 7 above, and until the date of the early termination the Leasee received from the Leasor the money for the Improvement Budget or a portion of it, the Leasee shall refund the Leasor 64% of the Improvement Budget that the Leasee actually received for the area that the Leasee will vacate. The refund shall be carried out within 30 days from the date that the Leasee vacates the premises. If the Leasee does not exercise its right to shorten the lease period as set forth above, the Leasee shall refund the Leasor the Improvement Budget that it actually received at the end of the lease period.

Despite the afore-mentioned, it is agreed that if the Improvement Budget does not exceed [***] per square meter, the Leasee shall not be obligated to any refund to the Leasor in case it exercises its right to shorten the lease period.

10.
If the Leasee does not exercise its right to bring forward the termination of the lease period as set forth in section 7 above, the lease fee shall be reduced by 2.5% as of January 1, 2015, and until the end of the New Lease Period.

11.
At the end of the New Lease Period, the Leasee shall have the option to extend the lease period for an additional lease period of 3 years or five years, in accordance with the Leasee's choice (hereinafter: "the Extended Lease Period"), as long as the Leasee notifies the Leasor of his wish to extend the said lease period, in writing, no later than 90 days before the end of the New Lease Period.The provisions of this Addendum shall fully apply also to the Extended Lease Period, if the option is exercised. If the lease is extended by three years, there will be no change in the lease fee. If the lease in extended by five years, the lease fee will be reduced by 2.5%.

12.
This Addendum shall not derogate from the provisions of the Partner Lease Agreements 1 and 3 and the Beit Ofek Lease Agreement that will continue to exist and shall obligate the Parties also regarding the New Lease Period except and subject to the changes detailed above in this Addendum.

    _________________                                           _________________
    Leasee                                                                      Leasor